Exhibit 10.1
ANDEAVOR LOGISTICS LP 2011
LONG-TERM INCENTIVE PLAN
PHANTOM UNIT AWARD AGREEMENT

OFFICER – GRANT (3-year pro-rata vesting)

As evidenced by this Award Agreement and under the Andeavor Logistics LP 2011 Long-Term Incentive Plan (the “Plan”), Tesoro Logistics GP, LLC, a Delaware limited liability company (the “Company”), the general partner of Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”) has granted to [NAME] (the “Participant”), an officer of the Company, on [DATE] (the “Grant Date”), [NUMBER] Phantom Units, with each Phantom Unit representing the right to receive a Unit of the Partnership, subject to the terms and conditions in the Plan and this Award Agreement. The number of Phantom Units awarded is subject to adjustment as provided in the Plan, and the Phantom Units hereby granted are also subject to the following terms and conditions:

1.Relationship to the Plan. This grant of Phantom Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Board. Except as defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.	Vesting and Forfeiture of Phantom Units.

(a)The Phantom Units shall vest in three cumulative annual installments, as follows:

(i)	one-third of the Phantom Units shall vest on the first anniversary of the Grant Date;

(ii)	an additional one-third of the Phantom Units shall vest on the second anniversary of the Grant Date; and

(iii)	all remaining Phantom Units shall vest on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable vesting date in order for the applicable Phantom Units to vest. If the Employment of the Participant is terminated for any reason (including non-Mandatory Retirement) other than one listed in subparagraph (b)(i) – (iii) of this Paragraph 2, any Phantom Units that have not vested as of the date of such termination of Employment shall be immediately and 100% forfeited to the Company.

(b)The Phantom Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) above, upon the events set out below, provided such termination of Participant’s Employment constitutes a separation from service (within the meaning of Section 409A of the Code):

(i)	termination of the Participant’s Employment due to death;

(ii)	termination of the Participant’s Employment due to Mandatory Retirement; or

(iii)	the Participant’s Qualified Termination provided that as of such Qualified Termination the Participant has been in continuous Employment since the Grant Date.

3.DERs. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which DER shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds. Each vested DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership in respect of the Units underlying the Phantom Units to which such DER relates. Upon the vesting of a Phantom Unit, the DER with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Participant to any payments relating to distributions occurring after the earlier to occur of the applicable Phantom Unit payment date or the forfeiture of the Phantom Unit underlying such DER. The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A).

4.Settlement and Issuance of Units. Subject to the terms of the Plan, all vested amounts payable to the Participant in respect of the Phantom Units, including the issuance of Units of the Partnership pursuant to this Paragraph 4, shall be settled in Units and for DER accruals credited under Paragraph 3 above, in cash, within 60 days following the vesting date. During the period of time between the Grant Date and the date the Phantom Units settle, the Phantom Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive Units, subject to the terms and conditions applicable to the Phantom Units. Following vesting and upon the settlement date as described above, the Participant shall be entitled to receive a number of Units of the Partnership equal to the total of the number of Phantom Units granted, with any fractional Phantom Units remaining settled in cash. Such Units shall be issued and registered in the name of the Participant. The Participant shall not have the right or be entitled to exercise any voting rights, receive distributions or have or be entitled to any rights as a Partnership unitholder in respect of the Phantom Units until such time as the Phantom Units have vested and been settled and corresponding Units of the Partnership have been issued.

5.Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the Units otherwise deliverable to the Participant due to the vesting of Phantom Units pursuant to Paragraph 2, or from other compensation payable to the Participant, at the time of the vesting and delivery of such Units. Because the Participant is an employee of Marathon Petroleum Corporation (“MPC”), and provides beneficial services to the Company through Participant’s Employment with MPC, MPC as the employer of Participant shall be the designated representative for purposes of payroll administration of the Award and withholding of applicable taxes at the time of vesting.

6.Conditions Precedent. This Paragraph 6 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Company, the Partnership and MPC and their Affiliates (the “Company Group”) are unique, extraordinary and essential to the business of the Company Group, particularly in view of the Participant’s access to the confidential information and trade secrets of members of the Company Group, such as, the Company, the Partnership and MPC. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Phantom Units under Paragraph 2, the Participant must satisfy the following conditions to and including the vesting date for each applicable annual installment or other applicable portion of the Award, and including any distribution right under the Award, under the vesting provisions in Paragraph 2:

(a)The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc, Chevron Corporation; ExxonMobil Corporation, HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Gas; Genesis Energy, L.P. ; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Gas Equity Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the any member of the Company Group as in effect from time to time.

(b)The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of any member of the Company Group.

(c)The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the any member of the Company Group, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Code of Business Conduct (or similar code or rules) of any member of the Company Group or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)The Participant agrees and understands that the members of the Company Group own and/or control information and material which is not generally available to third parties and which the members of the Company Group consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the members of the Company Group, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to all or certain members of the Company Group and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company, the Partnership’s, or MPC’s or other Company Group member’s ordinary course of business would result in irreparable and continuing damage to the Company, the Partnership and/or MPC and/or other members of the Company Group. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Company, the Partnership and/or MPC and/or other Company Group members in the ordinary course of business.

(e)The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 6(a), (b), (c) or (d), any unvested and unpaid portion of this Award at the time of such breach shall be forfeited, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

7.	Forfeiture or Repayment Resulting from Forfeiture Event.

(a)If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then the Board may, but is not obligated to, cause all of the Participant’s unvested Phantom Units to be forfeited by the Participant and returned to the Company.

(b)If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then with respect to Phantom Units granted under this Award Agreement that have vested, the Board may, but is not obligated to, require that the Participant pay to the Company an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such previously vested Phantom Units as of the date such Phantom Units vested or (ii) the value of such previously vested Phantom Units as of the date on which the Board makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within 60 days of receipt from the Company of written notice requiring payment of such Forfeiture Amount.

(c)This Paragraph 7 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 7 shall not apply to the Participant following the effective time of a Change in Control.

(d)Notwithstanding any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Units of the Partnership are listed for trading.

8.Nonassignability. Upon the Participant’s death, the Phantom Units credited to the Participant under this Award Agreement shall be transferred to the Participant’s estate and upon such transfer settled in Units of the Partnership. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Phantom Units shall have no effect.

9.Nature of the Grant. Under this Award Agreement, the Participant is subject to condition that this Award of Phantom Units is voluntary and occasional and this Award Agreement does not create any contractual or other right to receive future Awards of Phantom Units, or benefits in lieu of Phantom Units even if Phantom Units have been awarded repeatedly in the past.

10.No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

11.Modification of Instrument. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

12.Officer Holding Requirement. Participant agrees that any Units of the Partnership received by the Participant in settlement of this Award shall be subject to an additional holding period of one year from the date on which the Award is settled, during which holding period such Units (net of any Units of the Partnership used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

13.Section 409A. This Award is intended to comply with or be exempt from the requirements of Section 409A of the Code. Notwithstanding the foregoing, if the Participant is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of Awards in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s separation from service as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of the Phantom Units granted in this Award Agreement that would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

14.	Definitions. For purposes of this Award Agreement:

“Employment” means employment with the Company or any of its subsidiaries or Affiliates including but not limited to MPC and its subsidiaries and Affiliates. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Company or the subsidiary or Affiliate that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Company is required, pursuant to a determination made by the Securities and Exchange Commission or by the Board, or an authorized subcommittee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Board determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Board concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Company.

“Mandatory Retirement” means termination of Employment as a result of the Company’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

TESORO LOGISTICS GP, LLC

By
Authorized Officer